NEWS RELEASE For More Information: Jason Gingerich VP, Investor Relations 800-282-6242 • 512-879-5101 • JasonGingerich@ProAssurance.com
ProAssurance Reports Results for First Quarter 2022
BIRMINGHAM, AL – (BUSINESSWIRE) – May 9, 2022 – ProAssurance Corporation (NYSE: PRA) reports a net loss of $3.6 million, or $0.07 per diluted share, and operating income(1) of $7.7 million, or $0.14 per diluted share, for the three months ended March 31, 2022.
(1)Operating income is a Non-GAAP financial measure. See a reconciliation of the net loss to Non-GAAP operating income under the heading “Non-GAAP Financial Measures” that follows.
Highlights - First Quarter 2022(2)
•Gross premiums written increased to $335.6 million (+49.3%) and net premiums earned increased to $265.7 million (+41.8%), driven by the addition of NORCAL premiums to the Specialty Property & Casualty segment
•Targeted application of pricing increases and judicious underwriting led to an average increase of 10% in Standard Physician pricing
•Consolidated combined ratio, excluding transaction-related costs, improved to 105.4% (-4.2 points)
•Net investment income increased to $20.4 million (+36.1%) due to the addition of the NORCAL invested assets

(2) Comparisons are to the first quarter of 2021

Management Commentary & Results of Operations
Higher operating income in the first quarter of 2022 was driven primarily by improved underwriting results in our Specialty Property & Casualty (“Specialty P&C”) and Lloyd’s Syndicates segments. Net investment income increased as well, as the addition of the NORCAL portfolio brought our consolidated invested assets to $4.7 billion.
Consolidated gross premiums written increased for the first quarter due to top line growth in our Specialty P&C segment through the NORCAL acquisition. Premiums were higher in the Segregated Portfolio Cell Reinsurance segment, remained consistent with the prior year in the Workers’ Compensation Insurance segment, and our reduced participation at Lloyd’s of London led to a decrease.
Our consolidated combined ratio, excluding transaction-related costs, was 105.4 percent, a year-over-year decrease of 4.2 points, as we improved underwriting results in the Specialty P&C, Segregated Portfolio Cell Reinsurance, and Lloyd’s Syndicates segments compared to the first quarter of 2021.
“The improved operating result is a testament to the determined efforts provided by our strong team over the past year,” said Ned Rand, President and Chief Executive Officer of ProAssurance. “Keeping our focus on the fundamentals of our business are of key importance as we look ahead to reaching our 2022 goals, and every improvement that we make in the business will deliver positive effects for the long haul.”
Our book value per share of $23.72 declined approximately 10% during the current quarter, adversely impacted by $141 million of after-tax unrealized losses from our fixed maturity portfolio (which directly impacts equity through AOCI) and $14 million of pre-tax unrealized losses from our equity and convertible securities (which are reflected on the income statement) due to rising interest rates.
Mr. Rand continued, “While developments in the investment markets may result in short-term movements in asset values, higher current market yields will provide an opportunity for our investment portfolio yield to be increased over time.”
This month marks the one-year anniversary of the largest acquisition in ProAssurance history. The integration of NORCAL into the ProAssurance family of companies has brought a broader, nationwide footprint, a wealth of talent and experience from the team members that joined our organization, greater scale and efficiency, and a history and reputation recognized by many physicians around the country. We look forward to the continued benefits the combination of these two companies will bring to ProAssurance competitiveness and capabilities.

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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below. Our results for the three months ended March 31, 2022 include NORCAL's results.
	Three Months Ended March 31
($ in thousands, except per share data)	2022	2021	Change
Revenues
Gross premiums written(1)	$335,607	$224,719	49.3%
Net premiums written	$310,915	$202,270	53.7%
Net premiums earned	$265,711	$187,358	41.8%
Net investment income	20,443	15,017	36.1%
Equity in earnings (loss) of unconsolidated subsidiaries	7,620	6,788	12.3%
Net investment gains (losses)(2)	(13,506)	8,849	(252.6%)
Other income(1)	2,804	2,005	39.9%
Total revenues(1)	283,072	220,017	28.7%
Expenses
Net losses and loss adjustment expenses	209,423	149,785	39.8%
Underwriting, policy acquisition and operating expenses(1)	71,776	56,451	27.1%
SPC U.S. federal income tax expense	642	356	80.3%
SPC dividend expense (income)	2,367	1,742	35.9%
Interest expense	4,441	3,212	38.3%
Total expenses(1)	288,649	211,546	36.4%
Income (loss) before income taxes	(5,577)	8,471	(165.8%)
Income tax expense (benefit)	(2,017)	736	(374.0%)
Net income (loss)	$(3,560)	$7,735	(146.0%)
Non-GAAP operating income (loss)	$7,683	$2,085	268.5%
Weighted average number of common shares outstanding
Basic	54,012	53,918
Diluted	54,143	53,998
Earnings (loss) per share
Net income (loss) per diluted share	$(0.07)	$0.14	$(0.21)
Non-GAAP operating income (loss) per diluted share	$0.14	$0.04	$0.10
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 11 of the Notes to Condensed Consolidated Financial Statements in our March 31, 2022 report on Form 10-Q for amounts by line item.
(2) This line item typically includes both realized and unrealized investment gains and losses, as well as investment impairments. Detailed information regarding the components of net investment gains (losses) are included in Note 3 of the Notes to Condensed Consolidated Financial Statements in our March 31, 2022 report on Form 10-Q.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.

BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	March 31, 2022	December 31, 2021
Total investments	$4,693,669	$4,828,323
Total assets	$6,058,598	$6,191,477
Total liabilities	$4,776,830	$4,763,090
Common shares (par value $0.01)	$634	$633
Retained earnings	$1,428,229	$1,434,491
Treasury shares	$(415,962)	$(415,962)
Shareholders’ equity	$1,281,768	$1,428,387
Book value per share	$23.72	$26.46
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CONSOLIDATED KEY RATIOS
	Three Months Ended March 31
	2022	2021
Current accident year net loss ratio	80.8%	82.5%
Effect of prior accident years’ reserve development	(2.0%)	(2.6%)
Net loss ratio	78.8%	79.9%
Underwriting expense ratio(2)	27.0%	30.1%
Combined ratio	105.8%	110.0%
Operating ratio	98.1%	102.0%
Return on equity(1)	(0.8%)	2.3%

Combined ratio, excluding transaction-related costs(2)	105.4%	109.6%
(1) Quarterly amounts are annualized. Refer to our March 31, 2022 report on Form 10-Q under the heading “ROE” in the Executive Summary of Operations section for details on our calculation of ROE.
(2) Our consolidated underwriting expense ratio for the quarters ended March 31, 2022 and 2021 includes $1.2 million and $0.9 million, respectively, of transaction-related costs included in consolidated operating expenses associated with our acquisition of NORCAL. These costs do not reflect normal operating results.

SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2022	2021	% Change
Gross premiums written	$257,672	$138,289	86.3%
Net premiums written	$234,838	$121,313	93.6%
Net premiums earned	$197,967	$115,613	71.2%
Other income	1,019	469	117.3%
Total revenues	198,986	116,082	71.4%
Net losses and loss adjustment expenses	(165,958)	(101,186)	64.0%
Underwriting, policy acquisition and operating expenses	(42,878)	(26,346)	62.7%
Total expenses	(208,836)	(127,532)	63.8%
Segment results	$(9,850)	$(11,450)	14.0%

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended March 31
	2022	2021
Current accident year net loss ratio	85.8%	89.8%
Effect of prior accident years’ reserve development	(2.0%)	(2.3%)
Net loss ratio	83.8%	87.5%
Underwriting expense ratio	21.7%	22.8%
Combined ratio	105.5%	110.3%
The continued improvement in the Specialty P&C operating performance reflects the execution of a comprehensive business plan to address underwriting results, operating efficiency, and expense management. The NORCAL acquisition was a key driver of the top line results. Gross written premiums increased to $258 million, $129 million of which was primarily physicians business related to the NORCAL integration.
Premium retention in the quarter was 88% for our Standard Physician business and 61% in our Specialty Healthcare business. Premium retention was 90% in the NORCAL Standard Physician book. The Specialty Healthcare retention reflects continued underwriting discipline in the large account space. Combined with retention of 91% in the Small Business Unit, and 84% in Medical Technology Liability; Specialty P&C segment retention was 83%.
We achieved renewal pricing increases of 9%, which included 10% in Standard Physicians and 6% in Specialty Healthcare. Additional price strengthening was achieved in Specialty Healthcare through improved terms, conditions, and product structure.
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New business writings were $8 million compared to $12 million in the first quarter of 2021. The new business written during the quarter was spread across all components of the Specialty P&C segment, and reflects competitive market conditions and our commitment to continued underwriting discipline.
During the current quarter, we decreased our estimate of ULAE as a result of substantially integrating NORCAL into our operations, which generated a 3.7 point decrease in our current period accident year loss ratio with an offsetting 3.7 point increase in our current period expense ratio, with no impact to our combined ratio, total expenses, or segment results.
The current accident year net loss ratio was 4.0 points lower in the first quarter of 2022 than in the first quarter of 2021. Excluding the impact of the aforementioned decrease in ULAE estimate, the current accident year net loss ratio was relatively flat. The legacy ProAssurance business accounted for 3.1 points of improvement in the loss ratio year-over-year, which was offset by a higher average loss ratio on the NORCAL book. We continue to observe lower claims frequency, some of which was driven by our re-underwriting efforts and some of which, we believe, is associated with the COVID-19 pandemic. We continue to remain cautious in recognizing the full impact of this trend in our current accident year reserve due to the long-tailed nature of our HCPL claims as well as the uncertainty surrounding the length and severity of the pandemic.
We recognized net favorable prior accident year reserve development of approximately $4 million in the first quarter, compared to $3 million in the same period of 2021. Favorable development in the quarter included $3 million related to the beneficial amortization of the purchase accounting adjustments on NORCAL's reserves.
Excluding the impact of the decrease in ULAE estimate, our expense ratio decreased by 4.8 percentage points primarily due to expense synergies from the NORCAL acquisition and benefits from prior organizational restructuring.

WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2022	2021	% Change
Gross premiums written	$72,118	$72,328	(0.3%)
Net premiums written	$45,266	$46,884	(3.5%)

Net premiums earned	$40,684	$40,011	1.7%
Other income	682	392	74.0%
Total revenues	41,366	40,403	2.4%

Net losses and loss adjustment expenses	(27,211)	(26,207)	3.8%
Underwriting, policy acquisition and operating expenses	(13,001)	(12,286)	5.8%
Total expenses	(40,212)	(38,493)	4.5%
Segment results	$1,154	$1,910	(39.6%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended March 31
	2022	2021
Current accident year net loss ratio	71.8%	71.0%
Effect of prior accident years’ reserve development	(4.9%)	(5.5%)
Net loss ratio	66.9%	65.5%
Underwriting expense ratio	32.0%	30.7%
Combined ratio	98.9%	96.2%
The Workers’ Compensation Insurance segment results for the first quarter of 2022, as compared to the same period in 2021, reflects a higher net loss ratio and an increase in expenses.
Gross premiums written remained relatively unchanged during the three months ended March 31, 2022, as compared to the same period of 2021, reflecting lower premium production that was largely offset by an improvement in audit premium results, including the effect of the prior year reduction of our EBUB estimate.
Premium production in our traditional business for the three months ended March 31, 2022, as compared to the same period in 2021, reflected a reduction in new business writings, lower renewal retention and renewal rate decreases. Renewal retention decreased to 85% in the first quarter of 2022, from 89% in 2021. Average renewal pricing decreased 4% during the quarter as compared to 2% in 2021.
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The current accident year net loss ratio increased to 71.8% for the three months ended March 31, 2022, from 71.0% in the same period of 2021. The 2022 current accident year loss ratio reflects the impact of renewal rate decreases on net premiums earned, partially offset by the impact of favorable prior year claim trends on the current year estimate. We recognized favorable prior year reserve development of $2.0 million and $2.2 million in the 2022 and 2021 first quarter, respectively.
The increase in other underwriting and operating expenses for the three months ended March 31, 2022 primarily reflected higher compensation costs and increased travel and meeting expenses which occurred as a result of eased pandemic restrictions. Additionally, we incurred one-time costs associated with the early termination of an office lease during the first quarter of 2022.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended March 31
($ in thousands)	2022	2021	% Change
Gross premiums written	$28,369	$25,151	12.8%
Net premiums written	$25,217	$22,188	13.7%

Net premiums earned	$19,314	$15,884	21.6%
Net investment income	112	221	(49.3%)
Net investment gains (losses)	(711)	987	(172.0%)
Other income	1	1	nm
Net losses and loss adjustment expenses	(11,491)	(9,425)	21.9%
Underwriting, policy acquisition and operating expenses	(4,369)	(5,025)	(13.1%)
SPC U.S. federal income tax expense(1)	(642)	(356)	80.3%
SPC net results	2,214	2,287	(3.2%)
SPC dividend (expense) income (2)	(2,367)	(1,742)	35.9%
Segment results (3)	$(153)	$545	(128.1%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended March 31
	2022	2021
Current accident year net loss ratio	64.5%	68.9%
Effect of prior accident years’ reserve development	(5.0%)	(9.6%)
Net loss ratio	59.5%	59.3%
Underwriting expense ratio	22.6%	31.6%
Combined ratio	82.1%	90.9%
The Segregated Portfolio Cell Reinsurance (“SPCR”) segment results in the first quarter primarily reflect a decrease in the expense ratio and the impact of net investment losses in the current period.
The increase in gross premiums written and net premiums earned during the quarter primarily reflected the effect of $3.0 million of tail premium written and fully earned during the period. Retention remained stable at 92% in the current quarter. We retained 100% of the eight workers' compensation programs and one healthcare professional liability program up for renewal during the three months ended March 31, 2022.
The current accident year net loss ratio decreased for the three months ended March 31, 2022 as compared to the same period of 2021. The decrease in the current accident year net loss ratio primarily reflected favorable trends in prior accident year claim results which favorably impacted this year’s estimate; this was partially offset by the continuation of intense price competition and the resulting renewal rate decreases in the workers' compensation business.
The underwriting expense ratio improved to 22.6% first quarter of 2022 from 31.6% in the first quarter of 2021. This improvement primarily reflected the change in the allowance for expected credit losses related to the collection of customer accounts that were previously written off.
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LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2022	2021	% Change
Gross premiums written	$5,817	$14,102	(58.8%)
Net premiums written	$5,594	$11,885	(52.9%)

Net premiums earned	$7,746	$15,850	(51.1%)
Net investment income	211	729	(71.1%)
Net investment gains (losses)	(399)	(115)	(247.0%)
Other income (loss)	134	221	(39.4%)
Net losses and loss adjustment expenses	(4,763)	(12,967)	(63.3%)
Underwriting, policy acquisition and operating expenses	(2,709)	(6,591)	(58.9%)
Segment results	$220	$(2,873)	107.7%

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended March 31
	2022	2021
Current accident year net loss ratio	41.8%	72.1%
Effect of prior accident years’ reserve development	19.7%	9.7%
Net loss ratio	61.5%	81.8%
Underwriting expense ratio	35.0%	41.6%
Combined ratio	96.5%	123.4%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the results from our participation in Lloyd's of London Syndicate 1729 (5% participation for 2021 underwriting year) and Syndicate 6131 (50% participation for 2021 underwriting year). We continue to view our participation at Lloyd’s as an investment outside our core operations.
Our participation in the results of Syndicate 1729 remains unchanged at 5% for the 2022 underwriting year; Syndicate 6131 ceased assuming business from Syndicate 1729 beginning in the 2022 underwriting year.
Net premiums earned from the Lloyd’s Segment declined to $7.7 million primarily as a result of our reduced participation in the Syndicates. Underwriting results improved significantly in the first quarter of 2022 compared to the first quarter of 2021. A reduction in both the net loss and underwriting expense ratios in 2022 led to a combined ratio for the quarter of 96.5% and a segment profit of $0.2 million. We recognized $1.5 million of unfavorable prior year development during each of the first quarters of 2022 and 2021 driven by higher than expected losses and development on certain large claims, primarily catastrophe related losses.

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CORPORATE SEGMENT

	Three Months Ended March 31
($ in thousands)	2022	2021	% Change
Net investment income	$20,120	$14,067	43.0%
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	10,008	9,974	0.3%
Tax credit partnerships	(2,388)	(3,186)	(25.0%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	7,620	6,788	12.3%
Net investment gains (losses)	(12,396)	7,977	(255.4%)
Other income	2,065	1,894	9.0%
Operating expenses	(8,739)	(7,175)	21.8%
Interest expense	(4,441)	(3,212)	38.3%
Income tax (expense) benefit	1,770	(736)	(340.5%)
Segment results	$5,999	$19,603	(69.4%)

Consolidated effective tax rate	36.2%	8.7%

Our Corporate segment results for the first quarter of 2022 include the investment operations of NORCAL. Further, segment results for the first quarter of 2022 exclude transaction-related costs and the associated income tax benefit related to the NORCAL acquisition, as we do not consider these items in assessing the financial performance of the segment.
For the first quarter, net investment income increased due to income from investments acquired from NORCAL. Equity in earnings (loss) of unconsolidated subsidiaries increased due to lower tax-deductible operating losses associated with our tax credit partnerships as compared to the same period of 2021.
The increase in our net investment result was partially offset by $12.4 million of net investment losses which resulted from the sharp increase in interest rates in the quarter. Net investment losses were driven by unrealized holding losses in our equity investments; these equity investments are primarily bond funds which track the value of fixed-income instruments.
Operating expenses increased $1.6 million in the quarter primarily due to an increase in compensation-related costs, partially offset by a decrease in professional fees. The increase in compensation-related expenses was driven by an increase in headcount due to the addition of Corporate NORCAL employees. Our interest expense increased by approximately $1.2 million in the quarter, due to the addition of interest on the Contribution Certificates associated with our acquisition of NORCAL partially offset by the increase in fair value of our interest rate cap.

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Non-GAAP Financial Measures
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended March 31
(In thousands, except per share data)	2022	2021
Net income (loss)	$(3,560)	$7,735
Items excluded in the calculation of Non-GAAP operating income (loss):
Net investment (gains) losses	13,506	(8,849)
Net investment gains (losses) attributable to SPCs which no profit/loss is retained (1)	(602)	789
Transaction-related costs (2)	1,177	925
Guaranty fund assessments (recoupments)	13	4
Pre-tax effect of exclusions	14,094	(7,131)
Tax effect, at 21% (3)	(2,851)	1,481
After-tax effect of exclusions	11,243	(5,650)
Non-GAAP operating income (loss)	$7,683	$2,085
Per diluted common share:
Net income (loss)	$(0.07)	$0.14
Effect of exclusions	0.21	(0.10)
Non-GAAP operating income (loss) per diluted common share	$0.14	$0.04
(1) Net investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any net investment gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net investment gains (losses) recognized in earnings, we are excluding the portion of net investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(2)Transaction-related costs associated with our acquisition of NORCAL. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(3)The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. We utilized the discrete effective tax rate method for the three months ended March 31, 2022 while we utilized the estimated annual effective tax rate method for the three months ended March 31, 2021. For the 2022 period, our statutory tax rate was applied to these items in calculating net income (loss). For the 2021 period, our effective tax rate was applied to these items in calculating net income (loss), excluding net investment gains (losses) and related adjustments. Under both methods, net investment gains (losses) in our Corporate segment are treated as discrete items and are tax effected at the annual expected statutory tax rate (21%) in the period they are included in our consolidated tax provision and net income (loss). The taxes associated with the net investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. See further discussion under the heading “Taxes” in the Executive Summary of Operations section of our March 31, 2022 report on Form 10-Q.
Conference Call Information
ProAssurance management will discuss first quarter 2022 results during a conference call at 10:00 a.m. ET on Tuesday, May 10, 2022. US-based investors may access the call by dialing either (844) 200-6205 (toll free) or (646) 904-5544 (local), and international investors may dial +1 (929) 526-1599. The access code for all attendees is 228317. We will webcast the call at Investor.ProAssurance.com.
A replay will be available by telephone through at least May 17, 2022 using access code 315312. To access the replay, US-based investors may dial (866) 813-9403, and international investors may dial +44 (204) 525-0658. A replay will also be available for at least one year at Investor.ProAssurance.com. Investors may follow @ProAssurance on Twitter to be notified of the latest news about ProAssurance.
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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by AM Best; NORCAL Group is rated “A-” (Excellent) by AM Best. ProAssurance and its operating subsidiaries (excluding NORCAL Group) are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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